                                                                       EXHIBIT A


                              INVESTMENT AGREEMENT


          This Investment and Stockholders Agreement (the "Agreement") dated as of July 26, 2000, by and among FATA GROUP SpA, an Italian corporation with principle offices at Strada Statale n. 24, km. 12 - 10044 PIANEZZA (TO), Italy ("FATA" or "Purchaser"); Cyberfast Systems, Inc., a Florida corporation with principle offices at 777 Yamato Road - Boca Raton, Florida 33431 ("Cyberfast" or the "Company"), and the current private stockholders of Cyberfast Edward Stackpole and Itir Stackpole, (collectively referred to as the "Controlling Stockholders" and individually as a "Controlling Stockholder").

     WHEREAS, Cyberfast is a company active in the field of VOIP communication and has developed in recent years good experience and reputation on the relevant market. In particular, Cyberfast is seeking to further develop its activity through the establishment of a number of Points of Presence (hereinafter, "POPs") in various countries, thus fostering the provision of communication services to and from such countries.

     WHEREAS, in view of such development, Cyberfast is interested in strengthening its organizational and financial situation and has proposed a form of partnership to FATA, also in consideration of the strategic support that FATA may provide in the development of operative contacts in several countries;

     WHEREAS, Cyberfast submitted to FATA a business plan (attached hereto as Exhibit 1 and made a part hereof) reflecting the expected development of its activity over the next three and a half (3 1/2) years and, based on the data resulting from such business plan, FATA has likewise expressed its interest in a type of partnership with Cyberfast;

     WHEREAS, the parties hereto have entered into that certain Memorandum of Understanding (the "MOU") dated as of May 5, 2000, pursuant to which they set forth the basic terms of their prospective relationships;

     WHEREAS, FATA desires to acquire a certain number of shares of common stock, as better specified in Section __, of the Company (the "Common Stock"), and in particular to ensure its absolute control of the voting rights and management of the Company and the Company desires to issue and sell to FATA such number of shares of Common Stock and to ensure to FATA such full control and governance of the Company, upon the terms and subject to the conditions of this Agreement;

     WHEREAS, pursuant to the MOU, on May 5, 2000, FATA contributed to Cyberfast a loan in an amount of three hundred thousand dollars (US $ 300,000), to be fully reimbursed, together with interest at a rate of six percent (6 %) per annum, upon the payment by FATA of the first tranche of its investment and, in any case, no later than August 1, 2000, pursuant to the terms hereof.

     WHEREAS, Cyberfast is listed on the Pink Sheet market and is seeking re-qualification as a "reporting company", under the Securities Act of 1934. The Controlling Stockholders hold Class A and Class B shares of the common stock of Cyberfast, as better described in Exhibit 2 hereto and made a part hereof. No preferred stock of Cyberfast has been issued yet or is outstanding as of the date hereof;

     WHEREAS FATA, the Company and the Controlling Stockholders are also, pursuant to the terms hereof, agreeing to, among other things, certain rights and restrictions with respect to the Common Stock of the Company and the Company's management.

          NOW, THEREFORE, inconsideration of the mutual promises and covenants contained in this Agreement, and intending to be legally bond hereby, the parties hereto agree as follows:

                                   ARTICLE I
                          DEFINITIONS; INTERPRETATION

     1.1  Definitions.  As used in this Agreement, unless the context requires
          -----------
otherwise, the following terms shall have the meanings ascribed to them below (such terms to be equally applicable to both singular and plural forms of the terms defined or referred to):

     "Affiliate" or "affiliate" means, with respect to any specified person, (x)
      ---------      ---------
any general partner, member, director or any senior executive of, or any person or entity that beneficially owns at least a majority of the issued and outstanding capital stock or other equity interests of, such specified person, or (y) any other person or group of persons directly or indirectly controlling, controlled by other common control with, such specified person, at any time during the period for which such affiliation is being determined, or (z) in the case of FATA, in general any entity controlling, controlled by or under common control with FATA, according to the definition of "control" provided in Art. 2359 of the Italian Civil Code.

     "Board" means the Board of Directors of the Company as constituted from
      -----
time to time.

     "Business Day" means any calendar day which is not a Saturday, Sunday or
      ------------
public holiday in Turin, Italy or in Boca Raton, Florida.

     "Business Plan" means the business plan that Cyberfast submitted to FATA on
      -------------
_________, 2000 and reflecting the expected development of its activity over the next 3 and a half years;

     "Capital Stock" means at any time any then issued capital stock of any
      -------------
class or classes of the Company.  The term "Capital Stock" shall include, except
                                            -------------
as otherwise provided herein, any and all issued shares of the capital stock or interests in the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise), which may be issued in respect of, in exchange for, or in substitution for any shares of Capital Stock, by reason of any stock dividend, split, reverse split, combination, recapitalization, reclassification, merger, consolidation or otherwise.

     "Charter Documents" means the Certificate of Incorporation and By-Laws,
      -----------------
each as amended, of the Company, as may be in effect from time to time.

     "Company Material Adverse Effect" means any material adverse change in, or
      -------------------------------
material adverse effect on, the business, prospects or value of the Company, or any event or circumstance which would likely prevent, hinder or materially delay the consummation of any of the transactions contemplated by this Agreement.

     "Control" (including with correlative meanings, such similar terms as
      -------
"controlling", "controlled by" or "under common control with"), as applied to any specified person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such specified person, whether through the ownership of voting securities, by contract or otherwise.

     "Controlling Stockholders" means, jointly and severally, Mr. Edward
      ------------------------
Stackpole and Ms. Itir Stackpole.

     "Default" means, with respect to any particular agreement, (x) any material
      -------
breach of or default under such agreement, (y) any event which could (either with or without notice or lapse of time or both) give rise to any right of termination, cancellation or acceleration or any obligation to repay with respect to such agreement, or (z) any event which could result in either a material increase in the obligations or liabilities of, or material loss of any benefit to which, the party in question or any of its affiliates may be entitled or subject to under such agreement.

     "Derivatives" means (i) any equity securities of, or other equity or
      -----------
ownership interests in, the Company other than the Capital Stock and (ii) any securities or rights convertible into, or exercisable or exchangeable for, or evidencing the right to subscribe for Capital Stock or any of the items referred to in clause (i) above, including, but not limited to any options to purchase Capital Stock, warrants, or equivalent instrument.

     "FATA Loan" means the three hundred thousand dollar (US $ 300,000) loan
      ---------
that, pursuant to the MOU, FATA made to Cyberfast on May 5, 2000, and which loan shall be fully reimbursed, together with interest at a rate of six percent (6 %) per annum, upon the payment by FATA of the first tranche of its investment and in any case no later than August 1, 2000.

     "First Closing" or "First Closing Date" shall be the day on which the First
      -------------      ------------------
Lot of Shares will be subscribed to and purchased by FATA, or should have been subscribed to and purchased pursuant to Article 2.1hereof.

     "First Lot of Shares" means those Shares, as set forth in Exhibit __ hereto
      -------------------
and made a part hereof, that shall be purchased by FATA pursuant to Section 2.1 hereof, subject to adjustment as provided in Article 4 hereof;

     "GAAP" means U.S. generally accepted accounting practices, as in effect on
      ----
the date any calculation or financial statement preparation hereunder is made, applied on a basis consistent with prior periods.

     "Governmental Entity" means any governmental authority, court,
      -------------------
administrative agency or commission or other governmental or regulatory body or entity, whether federal, state, local or foreign.

     "Intellectual Property" means any patent, copyright, trademark, trade name,
      ---------------------
service mark, service name, brand mark, brand name, logo, Internet domain name or industrial design, any registrations thereof and pending applications therefor (to the extent applicable), any other intellectual property right (including, without limitation, any proprietary know-how, trade secret, trade right, formula, confidential or proprietary report or information, any marketing data, pricing or cost data, customer list or membership list, and any computer program, software, database right or data right), any license or other contract relating to any of the foregoing, and any goodwill associated with any business owning, holding or using any of the foregoing.

     "IPO" means any public offering of common equity securities of the Company
      ---
involving both the sale of Capital Stock of the Company to the general public, whether involving a primary offering or secondary offering or a combined primary and secondary offering of such securities on a national securities exchange or on the NASDAQ Stock Market or NASDAQ National Market.

     "Law" means any statute, law, ordinance, rule, regulation or administrative
      ---
ruling or any governmental permit, franchise or license or any injunction, judgment, order or consent or similar decree or agreement, whether federal, state, local or foreign.

     "Losses" means any and all deficiencies, judgments; settlements, demands,
      ------
claims, actions or causes of action, assessments, liabilities, losses, damages (whether direct, indirect, incidental or consequential), interest amounts, fines, penalties, costs and expenses (including, without limitation, reasonable legal, accounting and other costs and expenses incurred in connection with investigating, defending, settling or satisfying any and all demands, claims, actions, causes of action, suits, proceedings, assessments, judgments or appeals, and in seeking indemnification therefor).

     "MOU" means the Memorandum of Understanding by and among FATA, Cyberfast
      ---
and Mr. Edward Stackpole (also on behalf of the Controlling Stockholders) dated as of May 5, 2000.

     "person" means an individual, partnership, corporation, limited liability
      ------
company, business trust, joint stock company, trust, unincorporated association, joint venture or other entity of whatever nature.

     "Second Closing" or "Second Closing Date" means the day on which the Second
      --------------             ------------
Lot of Shares will be subscribed and purchased by FATA, or should have been subscribed and purchased pursuant to Article 2.1 hereof.

     "Second Lot of Shares" means those Shares, as set forth in Annex __ hereto
      --------------------
and made a part hereof, that shall be purchased by FATA pursuant to Section 2.1, subject to adjustment as provided in Article 4 hereof;

     "Share Ownership Interest" means an amount, expressed as a percentage,
      ------------------------
equal to the proportionate amount of the Capital Stock that a particular person owns or holds, in comparison to the total amount of all Capital Stock that are owned or held by all Stockholders and other persons (including the particular person in question), in each case as of the date in question.

     "Taxes" means (A) all taxes, charges, fees, levies, or other similar
      -----
assessments, including without limitation, income, gross receipts, ad valorem,
                                                                   -- -------
premium, excise, real property, personal property, windfall profit, sales, use, transfer, licensing, withholding, employment, payroll, estimated and franchise taxes imposed by the United States, any state, local, or foreign government, or any subdivision, agency, or other similar entity of the United States, or any such government, and any interest, fines, penalties, assessments, or additions to tax resulting from, attributable to, or incurred in connection with any such tax or any contest or dispute thereof, and (B) any Taxes (as defined in clause
(A)) for which the Company is liable as a transferee, indemnitor, guarantor, surety or in a similar capacity under any contract, arrangement, understanding or commitment, whether oral or written, or by reason of having been a member of any affiliated, consolidated, combined or unitary group.

     "Tax Returns" means any report, return, statement, or other information
      -----------
required to be supplied to a federal, state, local or foreign taxing authority in connection with Taxes.

     "Transfer" means any direct or indirect sale, assignment, transfer, pledge,
      --------
mortgage, charge, encumbrance, hypothecation or other disposition of the whole or any part of any Stockholder's Capital Stock (or any beneficial interest or voting rights therein) or any grant by such Stockholder of a warrant, option or other right to acquire the whole or any part of such Stockholder's Capital Stock.

     "Transferred Shares" means the First Lot of Shares and the Second Lot of
      ------------------
Shares, totaling a Share Ownership Interest of forty-five percent (45%) of Cyberfast Capital Stock, and bearing at least fifty-one percent (51%) of all voting rights in the Company.

     "Violation" means, with respect to any purchase of securities of the
      ---------
Company, any event or circumstance pursuant to which the purchase of such securities (together with any other purchases of such securities pursuant to this Agreement) would (x) conflict with or result in a violation of, any law, statute, rule, regulation, order, writ, injunction, decree or judgment promulgated or entered by any federal, state, local or foreign court or governmental authority applicable to either the Company, FATA or any of their respective subsidiaries or any of their respective assets, or (y) result in a Default, or constitute a Default, under any agreement to which either the Company, FATA or any of their respective subsidiaries is a party or by which any of their respective assets may be bound.

                                   ARTICLE II
                           SHARE SUBSCRIPTION BY FATA

     2.1  Subscription and Purchase of Shares of Common Stock.
          ---------------------------------------------------

          (a) Upon satisfaction of all conditions contained in this Agreement, on or before July 31, 2000, and in any case not later than five (5) business days from the approval by its Board, FATA will subscribe to and purchase from the Company, and the Company hereby agrees to issue and sell to FATA, the First Lot of Shares, and that such First Lot of Shares shall, when issued at First Closing, be validly issued, fully paid and non-assessable and shall be free and clear of any and all Encumbrances. For the purposes of this Agreement, the term "Encumbrance" shall mean and include any mortgage, pledge, claim, charge, lien, encumbrance, interest, option, restriction, condition, violation, security interest, hypothecation or assessment of any nature affecting in any way the assets or property involved).

          (b) Accordingly, FATA shall, in full payment for the First Lot of Shares hereunder, pay a total purchase price at First Closing of one million five hundred thousand dollars (US $ 1,500,000) in escrow to the Company's attorney via wire transfer to such U.S. bank account as may be designated by the Company in writing at least four (4) Business Days prior to the First Closing (the "First Lot Purchase Price"). FATA will however have the right to reduce such amount by the amount of the FATA Loan and any interest accrued thereon, in which case the FATA Loan will be deemed to have been fully repaid. Simultaneously therewith at First Closing, the Company through its attorney shall deliver to FATA's attorneys in New York a certificate or certificates representing all the Shares of the First Lot of Shares. Upon confirmation by FATA's attorneys of receipt of the certificates, Cyberfast's attorney shall release and transfer the payment to the Company.

          (c) Upon satisfaction of all conditions contained in this Agreement, but no later than November 30, 2000, FATA will subscribe and agree to purchase from the Company, and the Company hereby agrees to issue and sell to FATA, the Second Lot of Shares , and that such Shares shall, when issued at Second Closing, be validly issued, fully paid and non-assessable and shall be free and clear of any and all Encumbrances.

          (d) Accordingly, FATA shall, in full payment for the Second Lot of Shares hereunder, pay a total purchase price at Second Closing of three million five hundred thousand dollars (US $ 3,500,000) in escrow to the Company's attorney via wire transfer to such U.S. bank account as may be designated by the Company in writing at least four (4) Business Days prior to the Second Closing (the "Second Lot Purchase Price"). Simultaneously therewith at Second Closing, the Company through its attorney shall deliver to FATA's attorneys in New York a certificate or certificates representing all the Shares of the Second Lot of Shares. Upon confirmation by FATA's attorneys of receipt of the certificates, Cyberfast's attorney shall release and transfer the payment to the Company.

          (e) As a result of the acquisition of the First Lot of Shares and the Second Lot of Shares, FATA shall hold a Share Ownership Interest of at least forty-five percent (45%) in Cyberfast. Such Shares shall at all times after Second Closing bear at least fifty-one percent (51%) of all voting rights (the "Voting Interests") in the Company and give FATA full control of the management and governance of Cyberfast.

          (f) Notwithstanding anything in this Agreement to the contrary, the Company and the Stockholders hereby acknowledge and agree that FATA may, in its sole discretion, transfer any or all of its rights, benefits, interests or obligations under this Agreement to any of its Affiliates, provided it controls more than 50% of its capital, at any time prior, at or after Second Closing upon sixty (60) days written notice to the Company. Any such transfer shall not require the consent of the Company or of any of its Stockholders.

     2.2  Conversion of Class B Stock into Class A Stock by the Controlling
          -----------------------------------------------------------------
          Stockholders.
          -------------

          On or before Second Closing Date, the Controlling Stockholders shall request the Company to convert and the Company shall so convert at least _______ Class B Shares into Class A Shares, bearing 1 vote per Share. The Controlling Stockholders shall deliver a certificate in form and substance satisfactory to FATA, as well as copy of cancelled Class B Shares certificates and new Class A Share certificates, confirming such conversion.

     2.3  Resolutions. Amendments to certain Documents of Cyberfast
          ---------------------------------------------------------

          On or before Second Closing Date (and/or whenever required by the law), the Company and the Controlling Stockholders shall cause the competent organs of the Company, including but not limited to the Board of Directors and the Shareholders, to adopt any resolutions that may be necessary to fully implement and ratify the transactions contemplated by this Agreement, including, but not limited to, the approval of any necessary modification to the Company's Charter Documents or to any other applicable document in order to ensure that (i) fifty-one percent (51%) of the total voting rights are sufficient to fully control and govern the Company under any respect, an, in fact, to promptly take all measures to insure such control; and (ii) allow the transfer of Class B Shares - always subject to the provisions and limitations contained in this Agreement - without automatic conversion into Class A Shares.


                                  ARTICLE III
                              CONDITIONS PRECEDENT

     3.1  Conditions to Obligation of FATA.  Notwithstanding any other provision
          --------------------------------
of this Agreement to the contrary, the obligation of FATA to effect the transactions contemplated herein shall be subject to the satisfaction at or prior to the Second Closing (or the First Closing, if specified) of each of the following conditions:

          (a)  Representations and Warranties True.  The representations and
               -----------------------------------
     warranties of the Company contained in this Agreement, including without limitation, the Schedules, shall be in all material respects true, complete, and accurate as of the date when made, and as of the Second Closing (and/or the First Closing, as the case may be) as though such representations and warranties were made at and as of such time, except for changes specifically permitted or contemplated by this Agreement, and except insofar as the representations relate expressly and solely to a particular date or period, in which case, they shall be true and correct in all material respects at the Second Closing (and/or at the First Closing) with respect to such date or period.

          (b)  Performance.  Company and Controlling Stockholders shall have
               -----------
     performed and complied in all material respects with all agreements, covenants, obligations, and conditions required by this Agreement to be performed or complied with by Company and Controlling Stockholders on or prior to the Second Closing and/or the First Closing, as applicable.

          (c)  Required Approvals and Consents.
               -------------------------------

               (i) The transactions contemplated by this Agreement shall be approved by FATA's Board before the First Closing;

               (ii) Before the First Closing, the Board and the Controlling Stockholders of Cyberfast shall have approved the transactions contemplated in this Agreement and taken any other resolution or action that is necessary and appropriate to perform this Agreement and the transactions contemplated hereby.

               (iii) Any other action required by law and otherwise to be taken by the Company and Controlling Stockholders to authorize the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken.

               (ii) All consents of or from Governmental Entities required hereunder to consummate the transactions contemplated herein, and all consents of or from persons and entities other than Governmental Entities that are identified in the Schedules (including, but not limited to, waiver of all pre-emptive rights; rights of first refusal or first offer, if any; third party options or shareholder options to purchase) shall have been delivered, made, or obtained, and FATA shall have received copies thereof to its satisfaction.

          (d)  Adverse Changes.  No material adverse change shall have occurred
               ---------------
     in the business of the Company from the Latest Balance Sheet.

          (e)  No proceeding or Litigation. No suit, action, investigation,
               ---------------------------
     inquiry, or other proceeding by any Governmental Entities or other person or entity shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby, or which, if successfully asserted, would individually or in the aggregate, otherwise have a material adverse effect on the conduct of the businesses of Company.

          (f)  Due Diligence.  Before Second Closing FATA shall have received
               -------------
     all necessary information and completed, to its satisfaction in its exclusive discretion, a detailed due diligence review on Cyberfast and review of the Business Plan.

          (g)  Good Standing - Financial Statements.  Before the First Closing,
               ------------------------------------
     FATA shall have received satisfactory evidence, in its sole discretion, of Company's good standing and effective registration in the appropriate public records and registers, as well as, before Second Closing, the audited financial statements of Company.


     3.2  Conditions to Obligation of Cyberfast.  Notwithstanding any other
          -------------------------------------
provision of this Agreement to the contrary, the obligation of Cyberfast to effect the transactions contemplated herein shall be subject to the satisfaction at or prior to the Second Closing of each of the following conditions:

          (a)  Representations and Warranties True.  The representations and
               -----------------------------------
     warranties of FATA contained in this Agreement, including without limitation the Schedules, if any, shall be in all material respects true, complete, and accurate as of the date when made, and as of the Second Closing as though such representations and warranties were made at and as of such time, except for changes specifically permitted or contemplated by this Agreement, and except insofar as the representations relate expressly and solely to a particular date or period, in which case, they shall be true and correct in all material respects at the Second Closing with respect to such date or period.

          (b)  Performance.  FATA shall have performed and complied in all
               -----------
     materials respects with all agreements, covenants, obligations, and conditions required by this Agreement to be performed or complied with by FATA on or prior to the Second Closing and/or the First Closing, as applicable.

          (c)  Required Approvals and Consents.
               -------------------------------

               (i) The transaction contemplated by this Agreement shall be approved by FATA's Board before the First Closing;

               (ii) Any other action required by law and otherwise to be taken by FATA to authorize the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken.

               (iii) All consents of or from Governmental Entities, if any, required hereunder to consummate the transactions contemplated herein, and all consents of or from persons and entities other than Governmental Entities that are identified in this Agreement shall have been delivered, made, or obtained, and Cyberfast shall have received copies thereof.

                                  ARTICLE IV
                             ADJUSTMENT PROVISIONS

     4.1 Cyberfast accepts and acknowledges that, at Second Closing, FATA shall hold a Share Ownership Interest of forty-five percent (45%) in Cyberfast and that such interest shall have voting rights vested in it equal to at least fifty-one percent (51%) of the Voting Interests in the Company and give FATA full control and governance of Cyberfast.

     4.2 The Parties hereto acknowledge that the class, series, number and kind of Shares to which FATA will subscribe at the First Closing and at the Second Closing, as reflected in Article 2, have been determined on the following assumptions which Company and Controlling Stockholders represent to be true and accurate, as of the date hereof and at the Second Closing:
       (a) the total number of Shares that have been issued and allocated for FATA and any other shareholder at Second Closing is ________ Class A Shares and ___________ Class B Shares;
       (b) at least ______ Class B Shares held by the Controlling Stockholders are converted on or before Second Closing into Class A Shares, pursuant to Section __ above;
       (c) Fifty-one percent (51%) of the total voting rights are sufficient to ensure full control and governance of the Company.

     4.3 In the event and to the extent that any of the conditions listed above under Section 4.2 (a) and (b) are not satisfied by the Second Closing, the number and/or class of Shares to which FATA will subscribe to and to be allocated for FATA as consideration for the total payment of five million dollars (US $ 5,000,000) shall be automatically adjusted (with no additional consideration to be paid by FATA) to ensure that the Share Ownership Interest held by FATA at Second Closing is equal to 45% of the Capital Stock of Cyberfast, as resulting at Second Closing and that such Share Ownership Interest has voting rights vested in it equal to at least 51% of the Voting Interests of Cyberfast and gives FATA full control and governance of Cyberfast, under all respects.

                                   ARTICLE V
                                  PUT OPTION
                                   GUARANTEE

     5.1 In the event that, for any reason whatsoever, FATA does not proceed with the subscription and purchase of the Second Lot of Shares, FATA will have an option (exercisable in its sole discretion) to sell to Cyberfast, and Cyberfast shall purchase, the First Lot of Shares for a fixed price of US $1.5 million (US $ 1,500,000), plus any additional sums or consideration as of such time loaned to or contributed into Cyberfast, plus interest at a rate of 6% per year. Such option shall be validly enforceable at any time but no later than November 30, 2000. Once enforced, the transfer of the shares and the payment of the price shall take place within and no later than four (4) months after FATA's request.

     5.2 In the event that Cyberfast, for any reason whatsoever, was unable to purchase back the Shares or pay the relevant price, such obligations shall be personally performed by Mr. Edward Stackpole and Ms. Itir Stackpole, as guarantors of such obligations of Cyberfast. The same guarantee also applies to the obligation to reimburse the FATA Loan.

     5.3 Mr. and Ms. Stackpole's personal guarantee shall be in the form of Exhibit __ annexed hereto (the "Guarantee") and shall be secured by a mortgage on the house in _________________________________, owned by Mr. and Mrs.
Stackpole. Such mortgage shall be in the form of Exhibit __ annexed hereto (the "Mortgage") and shall be recorded __________________________ and, provided it is duly recorded, shall have priority over any other right on the same property, except for the mortgage held by ____________ for a maximum amount of US $ ___________ (_______________). This personal guarantee shall be coterminous with the Put Option.


                                  ARTICLE VI
            WARRANT TO ACQUIRE ADDITIONAL SHARE OWNERSHIP INTEREST

     6.1 Effective at Second Closing, FATA shall receive a warrant (the "Warrant") to purchase Cyberfast Class A Common Stock at a price of three dollars (US $ 3.00) per share. The Warrant will be exercisable to purchase that number of shares necessary for FATA to attain a 51% Share Ownership Interest and to retain its 51% Voting Interest as of the Second Closing Date. If any Derivatives outstanding before the Second Closing Date are exercised after the Second Closing Date, then FATA shall have the right to exercise the Warrant to the extent necessary to adjust its Voting and Share Ownership Interests to 51% calculated as of the Second Closing Date as if such exercised Derivative had been exercised prior to the Second Closing Date. The Warrant will be exercisable for so long as unexercised Derivatives that were outstanding on the Second Closing Date continue to be outstanding.

                                  ARTICLE VII
                   REPRESENTATIONS, WARRANTIES AND COVENANTS

     7.1  Representations, Warranties and Covenants of Each Party. Each party
          -------------------------------------------------------
hereby represents, warrants and covenants, with respect to itself, as of the date of this Agreement and on the Second Closing Date to the other parties hereto:

          (a)  Valid Existence.  If such party is a corporation, partnership or
               ---------------
     other similar entity, it is duly organized and validly existing under the laws of the jurisdiction of its organization or incorporation and it is in good standing.

          (b)  Power and Authority. It has all requisite power and authority to
               -------------------
     execute and deliver, and to perform all of its obligations under, this Agreement and, if required, it has taken all necessary action to authorize such execution, delivery and performance.

          (c)  No Violation or Conflict.  The execution and delivery of, and the
               ------------------------
     performance of its obligations under this Agreement by such party do not and will not (A) violate any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect applicable to such party, (B) with or without the giving of notice or the passage of time or both, result in a breach or constitute a Default under any agreement or instrument to which it is a party or by which it is bound, or
     (C) require any
     authorizations, consents, approvals, licenses, exemption or filings with any party or governmental authority.

          (d)  Enforceability of Obligations.  This Agreement constitutes the
               -----------------------------
     legal, valid and binding obligation of such party, enforceable against it in accordance with its terms, except as such may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and except as may be limited by general principles of equity.

     7.2  Representations, Warranties and Covenants of the Company.  In addition
          --------------------------------------------------------
to the representations and warranties set forth in Section 8.1 above, the Company hereby represents, warrants and covenants to FATA that:

          (a)  Capital Structure. Attached hereto as Schedule 7.2(a)(1) is a
               -----------------
     true and complete copy of the Charter Documents of the Company with all amendments, as in effect on the date hereof. As set forth in Schedule 7.2
     (a)(2), (i) the authorized capital stock of the Company consists solely of _______ million (________) shares of Common Stock, of which ________ (_________) Class A Shares (each bearing one vote) and ________ (_________) Class B Shares (each bearing ten votes), and (ii) there are issued and outstanding ______________________ (__________) shares of Common Stock (of which _________ Class A and _________ Class B) and no other shares of Common Stock are issued and outstanding; no Shares are held by the Company in its treasury. All outstanding shares of Common Stock are validly issued, fully paid and non-assessable and are not subject to any preemptive or other similar rights. Except as set forth in Schedule 7.2(a)(2), there are not as of the date hereof, and there will not be at the Second Closing, (x) any outstanding or authorized options, warrants, calls, rights (including preemptive rights), commitments or any other agreements of any character which the Company, or any Stockholder, is a party to, or may be bound by, requiring it to issue, transfer, dispose of, sell, purchase, redeem or otherwise acquire (or to refrain from doing any of the foregoing) any shares of Common Stock or any shares of Capital Stock, and (y) any stockholders' agreements, voting trusts or other agreements or understandings to which the Company or, any Stockholder, is a party or by which it is bound relating to the voting of, or placing any restrictions on, any shares of the capital stock of the Company.

          (b)  Shares to be Issued to FATA; No Changes in Capital Structure.
               ------------------------------------------------------------
     Subject to adjustments as set forth in Article 4 above, once issued, the Shares issued to FATA shall give FATA a Share Ownership Interest equal to forty-five percent (45%), with at least fifty-one percent (51%) of Voting Interests vested therein. Such Shares are not subject to any preemptive or other similar rights. Attached hereto as Schedule 7.2(b)(1) is a true and complete list of all of the holders of record, as provided by the Transfer Agent, of Common Stock and of any other Capital Stock as of the date hereof. On and prior to the date hereof, except as set forth on such
     Schedule 7.2(a)(2) and except as expressly provided for in this Agreement, the Company has not - and shall not before Second Closing - (i) declared, authorized, set aside, paid or distributed any dividend or other distribution, or any option, warrant, call or right (including preemptive rights), (ii) issued, transferred, disposed, sold, purchased, redeemed or otherwise acquired any shares of Capital Stock, or (iii) entered into any agreement of any character requiring the Company to take any of the actions referred to in clauses (i) and (ii) above.

          (c)  Compliance with Laws.  Except as set forth in Schedule 7.2(c)(1)
               --------------------
     and except for those matters which in the aggregate would not result in a Company Material Adverse Effect (as defined below), to the best of the knowledge of the Company (x) the Company is, and at all times has been, in material compliance with all Laws applicable to the Company or to the conduct of the business or operations of the Company or the use of its properties (including any leased properties) and assets, in any place where such business or operations are performed or such properties or assets are located, and (y) the Company has not received, and does not know of the issuance or threatened issuance by any Governmental Entity, of any notices of violation or alleged violation of any Law applicable to the Company, to its business and/or operations or to its properties or assets. Except as set forth in Schedule 7.2(c)(2), to the best of the knowledge of the Company there is no proposed legislation or Law which, if enacted, is reasonably likely to result in a Company Material Adverse Effect (other than any proposed legislation or Law which could affect generally companies located within the United States or companies operating in the same general industry as the Company).

          In particular (but without limitation), (i) the Company has not issued any unregistered securities in violation of the registration requirements of Section 5 of the Securities Act of 1933, as amended, or any other law, and is not otherwise violating any rule, regulation or requirement under the Securities Act of 1933, as amended, or the Securities and Exchange Act of 1934, as amended; and (ii), except as set forth in Schedule 7.2(c) (3), the Company has duly made all required filings with the Securities and Exchange Commission under the Securities Exchange Act of 1934 and all similar required filings with any other Authority and all of the reports, forms and documents so filed complied in all material respects with all applicable requirements and Laws; in this respect, the Company will promptly furnish to FATA an accurate and complete copy of the reports, forms and documents filed after the date of this Agreement or such reports, forms or documents reasonably requested by FATA.


          (d)  Litigation.  Except as set forth in Schedule 7.2(d)(1), there is
               ----------
     no action, suit, claim, investigation or proceeding, whether at law or in equity (each, a "Legal Proceeding"), pending or, to the best knowledge of the Company, threatened that questions the validity of this Agreement or any action taken or to be taken by the Company or, to the best knowledge of the Company, any stockholder in connection with any of the transactions contemplated hereby or thereby. Schedule 7.2(d)(1) sets forth an accurate and complete list, and a brief description (setting forth the names of the parties involved, the court or other governmental or mediating entity involved, the relief sought and the substantive allegations and the status thereof), of each Legal Proceeding pending or, to the best knowledge of the Company, threatened against or affecting the Company or any of its assets. In any event, none of the matters listed on such Schedule 7.2(d)(1) should, if adversely determined, either individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the best knowledge of the Company, no event has occurred and no circumstance, matter or set of facts exist which would constitute a valid basis for the assertion by any Third Party of any claim or Legal Proceeding, other than those listed on Schedule 7.2(d)(1), which could reasonably be expected to result in a Company Material Adverse Effect. There is no outstanding or, to the best knowledge of the Company, threatened judgment, injunction, judgment, order or consent or similar decree or agreement of any Governmental Entity against, affecting or naming the Company, the Controlling Stockholders or the current management of Cyberfast, or affecting any of its properties or assets.

          For purposes of this Section 7.2(d), any reference to the Company shall include any corporation that merged with or into or was liquidated into the Company or a past subsidiary of the Company or otherwise a predecessor of the Company or such subsidiary.

          (e)  Taxes.  Except as set forth in Schedule 7.2(e) (i) all Taxes with
               -----
     respect to any periods ending on or before the date hereof which are due and payable (whether or not shown on any Tax Return) by the Company have been paid in full and no such Taxes remain outstanding; (ii) the Company has established, and prior to the Second Closing Date will have established, current accruals that are adequate for the payment of all Taxes payable by it which are not yet due and payable with respect to its results of operations for all periods ending on or before the Second Closing Date; (iii) the Company has filed all Tax Returns required to have been filed by it prior to the date hereof and no extension of time for filing a Tax Return is presently in effect; (iv) the Tax Returns that have been filed have been accurately prepared, duly and timely filed and are correct and complete in all material respects; (v) the Company has withheld and paid all Taxes required to have been withheld and paid by it in connection with amounts paid to or owing to any employee, independent contractor, creditor or any other third party; and (vi) to the best knowledge of the Company, there has been no examination by any Tax authority of any return of the Company or of any other person, firm or corporation for which the Company is liable, and there are no audits, actions, suits, proceedings, investigations or claims now pending or, to the best knowledge of the Company, threatened against the Company in respect of any Taxes. For purposes of this Section 7.2(e), any reference to the Company shall include any corporation that merged with or into or was liquidated into the Company or any past subsidiary of the Company or otherwise a predecessor of the Company or such subsidiary.

          (f)  Pension and Benefit Plans.  All employees and/or consultants of
               -------------------------
     the Company are set forth on Schedule 7.2(f)(1), and all Contracts and other agreements with such employees and/or consultants are set forth on
     Schedule 7.2(n)(1). There are no employee benefit, pension, profit sharing, deferred compensation, welfare or similar plans of the Company with respect to its employees. Except as set forth on Schedule 8.2(f)(3) no Legal Proceedings, investigation, or claim, has commenced or been threatened in respect to any employee and /or consultant.

          (g)  Financial Advisors.  Except as set forth on Schedule 7.2(g), no
               ------------------
     person or entity has acted directly or indirectly as a broker, finder or financial advisor for or to the Company in connection with the negotiations relating to the transactions contemplated by this Agreement. No person or entity is entitled to any fee or commission or like payment, or expense reimbursement, in respect of this Agreement or any of the transactions contemplated hereby or thereby, based in any way on agreements, arrangements or understandings made by or on behalf of the Company.

          (h)  Financial Statements.  Attached hereto as Schedule 7.2(h)(1) are
               --------------------
     true, correct and complete copies of (x) the balance sheet of the Company and its consolidated subsidiaries (if any such subsidiaries exist) as at [_______] and the related statements of earnings, Stockholders' equity and cash flows of the Company for the period then ended (including the related notes and schedules thereto, the "1999 Financial Statements"), and (y) the balance sheet (the "Latest Balance Sheet") of the Company and its consolidated subsidiaries (if any such subsidiaries exist) as at [____________] (the "Latest Balance Sheet Date") and the related statements of earnings, Stockholders' equity and cash flows of the Company for the nine-month period then ended (the "Interim Financial Statements", and together with the [_______] Financial Statements, the "Financial Statements"). The Financial Statements were prepared in accordance with the books and records of the Company, are complete and correct in all material respects, have each been prepared in accordance with GAAP and present fairly the consolidated financial position, results of operations and changes in financial position or cash flows, whichever is applicable, of the Company as at the dates and for the periods indicated (subject, in the case of the Interim Financial Statements, to normal year-end audit adjustments). The documents mentioned in this section have been provided in draft before the execution of this Agreement and shall be provided in final version before the Second Closing.

          (i)  No Undisclosed Liabilities.  Except as set forth in Schedule
               --------------------------
     7.2(i)(1), both as of [_______] and since such time, the Company has not had, and it has not incurred, any indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due or asserted or unasserted), other than in the ordinary course of the Company's business, and, to the best knowledge of the Company, there was no basis for the assertion of any claim or liability of any nature against the Company that would be required to be disclosed on a balance sheet prepared as of [_______] or since such time in conformity with GAAP, except for (x) those which were fully reflected in, reserved against or otherwise described in the Latest Balance Sheet, or (y) those matters which in the aggregate would not result in a Company Material Adverse Effect.

          (j)  Absence of Certain Material Developments. Except as set forth in
               ----------------------------------------
     Schedule 7.2(j)(1), since [_______] (a) there has been no event, condition or state of facts of any character that has had or is reasonably likely to have a Company Material Adverse Effect (other than those matters which affect generally companies located within the United States or companies operating in the same general industry as the Company), and (b) the Company has not entered into any transaction or contractor conducted its business, other than in the ordinary course of the Company's business (except for those matters which in the aggregate would not result in a Company Material Adverse Effect).

          (k)  Intellectual Property.
               ---------------------
               (i) Title; Validity; Pending Applications: Infringements, Etc.
                   ---------------------------------------------------------
          The Company has full legal and beneficial ownership of, or a valid right to use all

          Intellectual Property that it owns, holds or uses. Neither the use of any Intellectual Property nor the performance of any activity of the Company will conflict with, infringe upon, violate or interfere with or constitute an appropriation of any right, title or interest held by any other person or entity, and there have been no claims made with respect thereto

          (1)  Real Property. Schedule 7.2(l)(1) sets forth a description of the
               -------------
          only property leased by the Company. The Company does not own or have the right to acquire, pursuant to any agreement, arrangement or understanding, any real property

          (m)  Insurance.  The Company currently maintains, and will maintain,
               ---------
          valid insurance policies, which policies provide coverage, both in terms of scope and amount of coverage, for the Company and the operations conducted by the Business, comparable to the coverage typically maintained by other companies which are similarly situated (i.e., as to size of operations and line of business) to the Company.
          Schedule 7.2 (m)(1) summarizes all current insurance policies, including type, coverage, expiration dates, claims history for past three years and copies of respective binders. There are no pending claims against such insurance by the Company or its Affiliates as to which the applicable insurers have denied coverage; there exist no claims under such insurance that have not been properly filed by the Company or its affiliates; and the Company has not been refused any insurance coverage by any insurer from which the Company has sought coverage.

          (n)  Material Contracts.
               ------------------

               (i) List of Certain Types of Contracts.  Except as set forth in
                   ----------------------------------
          Schedule 7.2(n)(1), the Company is not a party to, nor are any of its properties or assets bound by, any (A) contract not made in the ordinary course of the Company's business or the performance of which will extend over a period greater than thirty (30) days and which is not cancelable by the Company without penalty; (B) employment, consulting, independent contractor, non-competition, severance, golden parachute or indemnification contract; (C) advertising, public relations, franchise, distributorship or sales agency contract; (D) contract involving the commitment or payment in excess of ____________________ thousand dollars (US $__,000) for the future purchase of services, properties, materials or equipment; (E) contract among stockholders or granting a right of first refusal or for a partnership or for a joint venture or for the acquisition, sale or lease of any properties or assets of the Company; (F) mortgage, pledge, conditional sales contract, security agreement, factoring agreement or other similar contract with respect to any property of the Company; (G) loan agreement, credit agreement, promissory note, guarantee, subordination agreement, letter of credit, indenture facility or any other similar type of contract; (H) retainer contract with investment bankers, attorneys, accountants, actuaries, appraisers or other professional advisers; (I) lease, sublease or other agreement under which the Company uses or occupies or has the right to use or occupy, now or in the future, any real property or personal property or equipment or vehicles, (J) contract or agreement with any Governmental Entity; (K) contract which would be reasonably likely to limit or restrain the Company, or any owner or affiliate of the Company, from engaging in any line of business, competing with any person, firm, corporation or other entity, or conducting business in any particular geographic area, (L) contract relating to the marketing, co-marketing, promotion or co-promotion of the Company's services, (M) contract the performance or nonperformance of which by the Company is reasonably likely to cause a Company Material Adverse Effect, or (N) commitment or agreement to enter into any of the foregoing (the contracts, agreements and other arrangements referred to in clauses (A)through (N) above, collectively referred to as the "Contracts"). The Company has delivered or otherwise made available to FATA true, correct and complete copies of the Contracts listed in Schedule 7.2(n)(1), together with all amendments, modifications and supplements thereto and side letters to which the Company is a party affecting the obligations of any party thereunder.

               No person or entity holds a power of attorney to act on behalf of the Company.

               (ii) Enforceability; Defaults; Consents; Impending Terminations;
                    -----------------------------------------------------------
          Etc.  Except as set forth in Schedule 7.2(n)(2) and except for those
          ---
          matters which in the aggregate would not result in a Company Material Adverse Effect: (A) to the best knowledge of the Company and the Controlling Stockholders, each of the Contracts listed, or required to be listed, on Schedule 7.2(n)(1), is valid and enforceable in accordance with its terms, (B) no Default exists under any Contract listed in Schedule 7.2(n)(1) either by the Company or, to the best knowledge of the Company, by any other party thereto; (C) to the best knowledge of the Company, no third party has asserted any claim of Default or breach under any of the Contracts listed in Schedule 7.2(n)(1); (D) with respect to those Contracts listed in Schedule 7.2(n)(1) that were assigned or subleased to the Company by a third party, all necessary consents to such assignments or subleases have been obtained, and (E) to the best knowledge of the Company, there is no present intention on the part of any significant supplier, customer or other business partner of the Company to either (x) terminate or significantly change its existing business relationship with the Company, either now or in the foreseeable future, or (y) fail to renew or extend its existing business relationship with the Company at the end of the term of any existing contractual arrangement such supplier or customer may have with the Company.

          (o)  Related Party Transactions.  Except as set forth in Schedule
               --------------------------
          7.2(o)(1) hereto, no Affiliate, and, to the best knowledge of the Company, no Officer, Director or more than 5% Stockholder, Permitted Transferee of any such Stockholder, or member of the current management of Cyberfast, either (x) has lent or borrowed any monies to or from or has outstanding any indebtedness or other similar obligations to the Company, (y) owns any direct or indirect interest of any kind (except with respect to the ownership of not more than five percent (5%) of any class of equity security in a publicly-held company) in, or is a director, officer, employee, partner, affiliate or associate of or consultant or lender to, or borrower from, or has the right to participate in the management, operations or profits of, any person or entity which is (A) a competitor, supplier or distributor of the Company, (B) engaged in a business related to the business of the Company or (C) participating in, or has participated in, any material transaction to which the Company is a party, (iii) is otherwise a party to, or has been a party to, any contract, arrangement or understanding with the Company or (iv) owns or has any rights in any assets (including, without limitation, Intellectual Property), properties, licenses or rights which are used or leased (or were used or leased) by the Company in the conduct of its business.

          (p)  Subsidiaries: Schedule 7.2(p) accurately lists any subsidiaries
               -------------
          or other entities in which the Company owns an interest. The representations and warranties provided under this Article 8 by the Company shall extend and apply also to any such subsidiaries and entities.

          (q)  Machinery, Equipment, Vehicles, and Personal Property.  Except as
               -----------------------------------------------------
          set forth on Schedule 7.2(q)(1), Company has good and merchantable right, title, and interest in and to, or a leasehold interest in and to, all its machinery, equipment, vehicles, and other personal property reflected in the [Latest Balance Sheet] and purchased or otherwise acquired since the date of the [Latest Balance Sheet] (except for such items sold or leased in the ordinary course of business since the date of the [Latest Balance Sheet]). All of such leasehold interests relating to machinery, equipment, vehicles, and other personal property are valid, in full force and effect, and enforceable in accordance with their terms, and there does not exist any violation, breach, or default thereof or thereunder. None of such machinery, equipment, vehicles, or other personal property owned by the Company is subject to any Encumbrance (whether or not of record). All machinery, equipment, vehicles, or other personal property of the Company that are necessary to the conduct of its business are in good operating condition and repair and fit for the intended purposes thereof and no material maintenance, replacement, or repair has been deferred or neglected.

          (r)  Inventories.  Except as set forth in Schedule 7.2(r)(1), all
               -----------
          inventory of the Company, whether reflected in the [Latest Balance Sheet] or otherwise, consists of a quality and quantity usable and saleable in the ordinary course of business, and the present quantities of all inventory of Company are reasonable in the present circumstances of the businesses as currently conducted or as proposed to be conducted.

          (s)  Receivables and Payables.
               ------------------------

               (i) Except as set forth in Schedule 7.2(s)(1): (A) Company has good right, title, and interest in and to all its accounts and notes receivable, and trade notes and trade accounts reflected in the [Latest Balance Sheet] and those acquired and generated since the date of the [Latest Balance Sheet] (except for those paid since date of the [Latest Balance Sheet]); (B) none of such accounts and notes receivable, and trade notes and trade accounts is subject to any mortgage, pledge, lien, or security interest of any kind or nature (whether or not of record);
          (C) except to the extent of applicable reserves shown in the [Latest Balance Sheet], accounts and notes receivable, and trade notes and trade accounts owing to the Company constitute valid and enforceable claims arising from bona fide transactions in the ordinary course of business and there are no claims, refusals to pay, or other rights of set-off against any thereof; (D) no account or note debtor whose account or note balance exceeds the amount set forth in the Schedules at the date set forth therein was delinquent in payment by more than ninety (90) days; (E) the aging schedule of the accounts and notes receivable, and trade notes and trade accounts of Company previously furnished to FATA is complete and accurate; and (F) there is no reason why any account or note receivable, or trade note or trade account will not be collected in accordance with its terms, other than for such accounts and notes which are not in excess of the reserves established therefor and reflected in the [Latest Balance Sheet].

               (ii) All accounts payable and notes payable by Company arose in bona fide transactions in the ordinary course of business and no such account payable or note payable is delinquent by more than ninety (90) days in its payment.

          (t)  Dealers and Suppliers.  Except as set forth in Schedule
               ---------------------
          7.2(t)(1), there has not been in the twelve (12) month period prior to the date hereof any adverse change in the business relationship of Company with any dealer or supplier to Company.

          (u)  Permits and other Operating Rights.  Except as set forth in
               ----------------------------------
          Schedule 7.2(u)(1), to the best of the knowledge of the Company, the Company does not require the Consent of any Governmental Entities to permit it to operate in the manner in which it is presently being operated, and possesses all permits and other authorizations from all Governmental Entities presently required to permit it to operate its businesses in the manner in which they are presently conducted.


          (v)  F.C.P.A..  To the best of the knowledge of the Company, the
               ---------
          Company is in compliance with the U.S. Foreign Currupt Practices Act and (i) has not paid, promised to pay or authorized the payment of money, gifts, or anything of value to a foreign official or political party to obtain or retain business and (ii) does not know or have reason to know that anything of value has been or will be offered, directly or indirectly, to a foreign official or political party.

          (w)  Bank Accounts; Power to Attorney.   Schedule 7.2(y) sets forth:
               --------------------------------
          (i) the names of all financial institutions, investment banking and brokerage houses, and other similar institutions at which the Company maintains accounts, deposits, safe deposit boxes of any nature, and the names of all persons authorized to draw thereon or make withdrawals therefrom; (ii) the terms and conditions thereof and any limitations or restrictions as to use, withdrawal or otherwise; and
          (iii) the names of all persons or entities holding general or special powers of attorney from the Company and a summary of the terms thereof.

          (x)  Schedules.  The Schedules set forth under this Article 7 are
               ---------
          intended for reference only and, unless otherwise expressly specified, do not imply any acceptance by FATA of the consequences possibly arising from the facts described therein. In particular, the Company represents and warrants that no Company Material Adverse Effect would result or derive - individually or in the aggregate - from any and all such facts and Schedules.

          (y)  No Misrepresentation.  Neither this Agreement (including the
               --------------------
          Schedules hereto), nor any information supplied by or on behalf of the Company or any of the Controlling Stockholders to FATA, in connection with this Agreement, or the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. To the best knowledge of the Company, there exist no facts or circumstances which are reasonably likely to cause a Company Material Adverse Effect after the date hereof (including after giving effect to the consummation of the transactions contemplated pursuant to this Agreement), which have not been set forth in the Financial Statements or disclosed with specificity in a schedule attached to this Agreement.

     7.3  Representations, Warranties and Covenants of FATA. In addition to the
          -------------------------------------------------
representations and warranties set forth in Section 7.1 above, FATA hereby represents, warrants and covenants to Cyberfast that:

          (a)  Capital Structure. Attached hereto as Schedule 7.3(a)(1) is a
               -----------------
     true and complete copy of the By-Laws, as in effect on the date hereof.
     Schedule 7.3 (a)(2) sets forth the capital structure of FATA.

          (b)  Compliance with Laws.  FATA has not committed violations of any
               --------------------
     Laws applicable to it that may substantially affect or prevent the consummation of this transaction.

          (c)  Financial Advisors.  Except as set forth on Schedule 7.3(c), no
               ------------------
     person or entity has acted directly or indirectly as a broker, finder or financial advisor for or to FATA in connection with the negotiations relating to the transactions contemplated by this Agreement, that may be entitled to claim from the Company any fee or commission or like payment, or expense reimbursement, in respect of this Agreement or any of the transactions contemplated hereby or thereby.

          (d)  Financial Statements.  Attached hereto as Schedule 7.3(d) are
               --------------------
     true, correct and complete copies of the last balance sheet of FATA.

          (e)  Schedules.  The Schedules set forth under this Article 7 are
               ---------
     intended for reference only and, unless otherwise expressly specified, do not imply any acceptance by Cyberfast of the consequences possibly arising from the facts described therein.

          (f)  No Misrepresentation.  Neither this Agreement (including the
               --------------------
     Schedules hereto), nor any information supplied by or on behalf of FATA to the Company, in connection with this Agreement, or the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.


                                 ARTICLE VIII
                            MISCELLANEOUS COVENANTS

     8.1  Corporate Governance until Second Closing. From and after the date
          -----------------------------------------
hereof and until the Second Closing, each Controlling Stockholder shall vote (to the extent entitled to vote), at each regular or special meeting of stockholders of the Company and/or - if he/she is also a Board member - at each Board meeting (or in any written consent executed in lieu of such a meeting of stockholders or board meeting) and shall take all actions reasonably necessary, including - but not limited to - causing the calling of any such meeting that is necessary, to ensure that:

          a. the Charter Documents do not, at any time, conflict with the provisions of this Agreement and no other revision shall be made thereto;

          b. the Charter Documents and/or any other relevant documentation are amended as requested by this Agreement;

          c. after the First Closing a person nominated by FATA is appointed as Board member;

          d. should at any time after the date hereof become necessary to appoint a new member of the Board, this will be done only with FATA's prior consent on the name of the appointee;

          e. effective at the Second Closing, three other members of the Board resign to allow the election by FATA of a total of four (4) new Board Members out of a total of seven, at the Second Closing

          f. the Company is managed in accordance with the provisions of this Agreement and all the obligations that this Agreement provides to be fulfilled before Second Closing are complied with.

     8.2  Agreements as to Specified Matters.  (a) Except as expressly set forth
          ----------------------------------
in this Agreement and except in the ordinary course of business and consistent with past practice, and except as may be otherwise agreed to in writing by FATA, from the date hereof until the Second Closing, the Controlling Stockholders shall not permit the Company and the Company shall not:

               (i) Amend its articles or certificate of incorporation or bylaws, or other relevant corporate document, unless insofar as necessary to implement the provisions of this Agreement;

               (ii)   Borrow or agree to borrow any funds;

               (iii) Incur assume, suffer, or become subject to, whether directly or by way of guarantee or otherwise, any claims, obligations, liabilities, or loss contingencies which, individually or in the aggregate, are material to the conduct of the business of Company or have or would have a Company Material Adverse Affect on the financial condition of Company;

               (iv) Pay, discharge, or satisfy any material claims, liabilities, or obligations;

               (v) Permit or allow any of its properties or assets material to the operation of its businesses to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction, or charge of any kind;

               (vi) Write down the value of any inventory or write off as uncollectable any notes or accounts receivable or any trade accounts or trade notes;

               (vii) Cancel or amend any debts, waive any claims or rights to sell, transfer, or otherwise dispose of any properties or assets, other than for such debts, claims, rights, properties, or assets which, individually or in the aggregate, are not material to the conduct of its businesses;

               (viii) License, sell, transfer, pledge, modify, disclose, dispose of, or permit to lapse any right to the use of any Intellectual Property other than for such Intellectual Property which, individually or in the aggregate, are not material to the conduct of its businesses;

               (ix) Pay or set aside for payment any dividend or other securities (including without limitation, distributions in redemption or liquidation) or redeem, purchase, or otherwise acquire any such shares of its Capital Stock or other securities;

               (x) Authorize and/or perform any kind of operation on the capital stock of Cyberfast (such as increase in the capital stock, or issuance of any other shares of capital stock, options, warrants, debentures or other similar instruments that are or may be convertible into capital stock), except for issuance of additional Capital Stock, consequent to the exercise of any of the now and thereafter existing and outstanding Derivatives, except for any accelerated vesting of options that may be necessary to carry out the terms of this agreement.

               (xi) Sell, transfer, or otherwise dispose of any properties or assets to, or enter into any agreement or arrangement with, any director, officer, employee, or Stockholder relating hereto;

               (xii) Enter into any contractual or other arrangement with any of the Stockholders or any of their respective Affiliates; or effect any transaction (including, without limitation, the payment of any amounts or the delivery of any goods or services) with any of the Stockholders or any of their respective Affiliates;

               (xiii) Agree, whether in writing or otherwise, to take any action described in this subsection.

     8.3  No operations on Cyberfast's capital or Shares.  In addition to what
          ----------------------------------------------
has been provided under Section 7.2(x), before the Second Closing the Controlling Stockholders shall not sell or purchase or otherwise subscribe for any Capital Stock of Cyberfast;

     8.4  Shareholders' loans.  The parties agree that any present or
          -------------------
future shareholder loans to Cyberfast (including Mr. and Mrs. Stackpole's current loan), will be reimbursed only according to a plan based on available cash flow, and in any case, without affecting the operations of the Company. However, it is also agreed that, should the operations of the Company, as reflected in the Business Plan, require that the Controlling Stockholders pay new finance into the Company as shareholder's loan before the date of the First Closing, such contributions, provided that they have been authorized by FATA and within a maximum amount of two hundred thousand dollars (US $200,000), can be reimbursed immediately after the First Closing.


     8.5  No Solicitation of Alternate Transaction.  Until July 31, 2000 and,
          ----------------------------------------
after the occurrence of the First Closing, until the earlier of (i) the date FATA exercise its Put Option pursuant to Section 6.1; or (ii) the date on which FATA informs the Company that it does not intend to proceed with the Second Closing; or (iii) November 30, 2000, the Controlling Stockholders and Company shall not, and shall each use its best efforts to ensure that Company's stockholders and Company directors, officers and employees, independent contractors, consultants, counsel, accountants, investment advisors, and other representatives and agents shall not, directly or indirectly, solicit, initiate, or encourage discussions or negotiations with, provide any nonpublic information to, or enter into any agreement with, any third party concerning (or concerning the business of the Company in connection with) any tender offer (including a self tender offer), exchange offer, merger, consolidation, sale of substantial assets or of a significant amount of assets, sale of securities, acquisition of a beneficial ownership of or the right to vote securities representing any voting power or (except as permitted herein) Capital Stock of the Company, liquidation, dissolution, or similar transactions involving Company or any division of Company.

     8.6  Non competition - Key employees of Cyberfast.  The Controlling
          --------------------------------------------
Stockholders hereby agree that they will not engage, directly or indirectly, in any activity that may be in competition with Cyberfast for: (i) all the time that they will hold shares of Cyberfast, and for a period of at least two years thereafter, or (ii) pursuant to existing employment agreements between Cyberfast and the respective employee, whichever length of time is the greatest. Cyberfast has executed employment agreements with current management consistent with the conditions set forth in this sub-paragraph 8.6. In any event, after the Second Closing Data, FATA reserves the right to review and discuss with the management the terms (including, but not limited to, the economical terms and any stock option plan) of any such agreement that has not been executed, whether before or after the date hereof, with FATA's prior consent.

     8.7  Full Access to FATA.  After the First Closing and through November 30,
          -------------------
2000, the Controlling Stockholders shall cause the Company and the Company shall afford to FATA and its directors, officers and employees, consultants, counsel, accountants, investment advisors, and other authorized representatives and agents free and full access to the facilities, properties, and books of the Company, and shall instruct Cyberfast's lawyers to provide them all necessary assistance, information and documents to satisfy FATA's requests, in order that FATA may have full opportunity to make such investigations as it shall desire to make of the affairs of Company and may complete its general due diligence; provided, however, that any such investigation shall be conducted in such a manner as not to interfere unreasonably with business operations; and the Controlling Stockholders and the Company shall furnish such additional financial and operating data and other information as FATA shall, from time to time, reasonably request, including, without limitation, access to the working papers of their independent certified public accountants; and provided, further, that any such investigation shall not affect or otherwise diminish or obviate, in any respect, any of the representations and warranties of Stockholders herein.

     8.8  FATA Manager to work with Cyberfast.  After the First Closing, FATA
          -----------------------------------
will appoint and send to Boca Raton a manager to assist and work together with Cyberfast management, in order to enhance the knowledge of the business and develop common managerial practices. The manager shall be elected a member of Cyberfast Board, as provided herein. The relevant costs shall be borne by FATA until the Second Closing Date.

     8.9  Confidentiality.  The Confidentiality Agreement executed by FATA
          ---------------
and Cyberfast on May 5, 2000 shall remain in full force and effect also with reference to this Agreement.

     8.10 Filings; Consents; Removal of Objections; Exchange Listing.
          ----------------------------------------------------------
Subject to the terms and conditions contained herein, the parties hereto shall use their best efforts to take or cause to be taken all actions, and do or cause to be done all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable, the transactions contemplated hereby, including without limitation, obtaining all Consents of any person or entity, whether private or governmental, required in connection with the consummation of the transactions contemplated herein. In furtherance, and not in limitation of the foregoing, it is the intent of the parties to consummate the transactions contemplated herein at the earliest practicable time. In particular, Cyberfast shall at the earliest practicable time shall seek to obtain the re-qualification of the Company for the purposes of a listing agreement on a national stock exchange.

     The Parties hereto agree, accept and acknowledge that a necessary element of this Agreement shall be their common efforts to obtain a listing of Cyberfast securities on a national securities exchange, the NASDAQ Small Capital, or NASDAQ National Market System, as the case may be.

     8.11 Further Assurances; Cooperation; Notification.
          ---------------------------------------------

          (i) Each party hereto shall, before, at, and after Second Closing, execute and deliver such instruments and take such other actions as the other party or parties, as the case may be, may reasonably require in order to carry out the intent of this Agreement.

          (ii) At all times from the date hereof until Second Closing, each party shall promptly notify the other in writing of the occurrence of any event which it reasonable believes will or may result in a failure by such party to satisfy any of the conditions specified in this Agreement. Such notification shall have no effect of relieving such party from its liability, if any, in connection with such event and/or failure.

     8.12  Supplements to Schedules.  The Parties acknowledge that most of
           ------------------------
the Schedules will be defined and prepared after First Closing. Prior to Second Closing, the Company shall complete all Schedules and will supplement or amend the Schedules with respect to any event or development which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Schedules, or which is necessary to correct any information in the Schedules or in any representation or warranty of Company which has been rendered inaccurate by reason of such event or development. However, for the purposes of determining the truth and accuracy as of the date hereof of the representations and warranties of Company and Controlling Stockholders contained in this Agreement and in order to determine the fulfillment of any of the conditions set forth in this Agreement, the Schedules shall be deemed to exclude any information contained in any supplement or amendment hereto delivered after the delivery of any such Schedule, or otherwise prepared after the execution of this Agreement, unless the relevant information had already been communicated to or was known by FATA before the execution of this Agreement.

     8.13  Public Announcement.  None of the parties hereto shall disclose or
           -------------------
make any public announcement with respect to the transactions contemplated herein without the prior written consent of the other parties, which consent shall not be unreasonable withheld or delayed; provided, however, that any of the parties hereto may at any time make any announcements which are required by applicable law so long as the party so required to make an announcement promptly upon learning of such requirement notifies the other parties of such requirement and discusses with the other parties in good faith the exact proposed wording of any such announcement.

     8.14  Financial Reports.  Prior to Second Closing, the Company shall
           -----------------
prepare and distribute to FATA, following the end of each fiscal quarter of the Company, an unaudited balance sheet of the Company as at the end of the fiscal quarter in question and the related unaudited, statements of earnings, Stockholders' equity and cash flows of the Company for the three-month period then ended (each such set financial statements, the "Periodic Financial Statements"). Each set of Periodic Financial Statements shall be delivered to FATA as soon as reasonably practicable after the end of the applicable financial period (but in any event no later than forty-five (45) days after the end of the fiscal quarter in question, or, with respect to any fiscal year-end financial statements, ninety (90) days after the end of the fiscal year in question). All Periodic Financial Statements shall be prepared in accordance with the books and records of the Company, shall be complete and correct in all material respects, shall have each been prepared in accordance with GAAP and shall present fairly the consolidated financial position, results of operations and changes in financial position or cash flows, whichever is applicable, of the Company as at the dates and for the periods indicated (subject, in the case of any interim, unaudited Periodic Financial Statements, to normal year-end audit adjustments).

     8.15   Stock Certificate Legend.  A copy of this Agreement shall be filed
            ------------------------
with the corporate secretary of the Company and kept with the records of the Company. Each of the parties agree that whatever legends (if any) are required under the 1933 Securities Act and/or the 1934

Securities Exchange Act and consistent with this Investment Agreement are placed on the certificates representing any shares of Capital Stock owned by them. The parties to this agreement shall be bound by the requirements of such legend to the extent that such legend is applicable. Upon any registration of any Capital Stock under the appropriate securities act, and pursuant to an IPO, the certificate representing such shares shall, if appropriate, be replaced, at the expense of the Company, with certificates which do not bear the legend referred to above.



                                  ARTICLE IX
                     SURVIVAL AND GENERAL INDEMNIFICATION

     9.1  Survival and General Indemnification.
          ------------------------------------

          (a)  Survival.  Unless expressly set forth herein, the representations
               --------
and warranties of each of the parties hereto shall survive the Second Closing.

          (b)  Indemnification by FATA.  FATA agrees to indemnify the Company
               -----------------------
from and against any and all loss, liability, or damage suffered or incurred by it by reason of: (i) any untrue representation of, or breach of warranty by, FATA, in any part of this Agreement, provided, however, that no claim for indemnity may be made pursuant to this subsection after eighteen (18) months from the Second Closing; and (ii) any non-fulfillment of any covenant, agreement, or undertaking of FATA in any part of this Agreement which by its terms is to remain in effect after the Second Closing and has not been specifically waived in writing at the Second Closing by the party or parties hereof entitled to the benefits thereof. Such indemnification shall include any and all costs and expenses, including without limitation, legal fees and expenses, in connection with enforcing the indemnification rights of the Company.

          (c)  Indemnification by - Untrue Representation or Breach of Warranty.
               ----------------------------------------------------------------
     The Company agrees to indemnify FATA from and against any and all loss, liability, or damage suffered or incurred by it by reason of: (i) any untrue representation of, or breach of warranty by, any Stockholder in this Agreement, provided, however, that no claim for indemnity may be made pursuant to this subsection after eighteen (18) months from the Second Closing; and (ii) any non-fulfillment of any covenant, agreement, or undertaking of any Controlling Stockholder in this Agreement which by its terms is to remain in effect after the Second Closing and has not been specifically waived in writing at the Second Closing by the party or parties hereof entitled to the benefits thereof. Such indemnification shall include any and all costs and expenses, including without limitation, legal fees and expenses, in connection with enforcing the indemnification rights of FATA.

          (d)  Exemption from Indemnification by the Controlling Stockholders.
               -------------- -----------------------------------------------
     The Controlling Stockholders shall not be responsible for a breach of warranty that it is solely attributable to the action of another director or officer of the Company and of which the Controlling Shareholders were not (nor should have been) aware of.

          (e) Basket Amount.  Notwithstanding anything in this Article 9 to the
              -------------
     contrary, FATA shall not be entitled to any indemnification under such subsections if the aggregate amount of all claims thereunder is less than two hundred thousand U.S. dollars ($200,000) (the "Exception Amount"), but if the aggregate amount of all claims equals or exceeds the Exception Amount, then FATA shall be entitled to full indemnification of all claims and there shall be no Exception Amount. The parties hereto do not intend that the Exception Amount be deemed to be a definition of what is "material" for any purpose in this Agreement.

          (f) Claims for Indemnification.  The parties intend that all
              --------------------------
     indemnification claims hereunder be made as promptly as practicable by the party seeking indemnification (the "Indemnified Party"). Whenever any claim shall arise for indemnification hereunder, the Indemnified Party shall promptly notify the party from whom indemnification is sought (the "Indemnifying Party") of the claim and, when known, the facts constituting the basis for such claim. In the case of claim against the Controlling Stockholders, the notification shall be made jointly to the Stockholders identified on the signature page hereof at the address specified under Art.
     11.5. In the case of any such claim for indemnification hereunder resulting from or in connection to any claim or legal proceedings of a third party, the notice to the Indemnifying Party shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification, or is not entitled to indemnification in the amount claimed in such notice, it shall deliver, within ten (10) Business Days after the receipt of such notice, a written objection to such claim and written specifications in reasonable detail of the aspects or details objected to, and the grounds for such objection. If the Indemnifying Party shall file timely written notice of objection to any claim for indemnification, the validity and amount of such claim shall be determined by arbitration pursuant to Section 11.1 hereof. If timely notice of objection is not delivered, or if a claim by an Indemnified Party is admitted in writing by an Indemnifying Party, or if an arbitration award is made in favor of an Indemnified Party, the Indemnified Party, as a non-exclusive remedy, shall have the right to set-off the amount of such claim or award against any amount yet owed, whether due or to become due, by the Indemnified Party or any subsidiary thereof to any Indemnifying Party by reason of this Agreement or any agreement or arrangement or contract to be entered into at the Second Closing.

                                   ARTICLE X
                             SPECIFIC PERFORMANCE

      10.1  Specific Performance.  Each of the parties hereto acknowledges and
            --------------------
agrees that in the event of any breach of this Agreement, the non-breaching party or parties would be irreparably harmed, no adequate remedy at law would exist and damages would be difficult to determine. It is accordingly agreed that
(x) in the event of a breach of any provision of this Agreement, the aggrieved party may be entitled to specific performance of this Agreement (without the necessity of proving actual damages and without posting bond or other security), in addition to any other remedy to which such aggrieved party may be entitled at law or in equity, and (y) each of the parties hereto shall waive the defense in any action for specific performance or other equitable relief that a remedy at law would be adequate.


                                  ARTICLE XI
                                 MISCELLANEOUS

      11.1  Arbitration.  Any controversies, disputes, actions, causes of
            -----------
action, or other claims arising out of or in connection with the provisions of this Agreement which cannot be settled by mutual agreement shall be finally settled by arbitration in New York City, NY in accordance with the Rules of the American Arbitration Association. The arbitrator may enter a default decision against any party who fails to participate in the arbitration proceedings. The decision of the arbitrator on the points in dispute will be final, unappealable and binding and judgment on the award may be entered in any court having jurisdiction thereof. So long as this Agreement has not previously been terminated in accordance with its provisions, the parties shall continue their performance under this Agreement while the arbitration proceeding is pending. The arbitrator will be authorized to apportion its fees and expenses and the reasonable attorney's fees and expenses of the parties hereto as the arbitrator deems appropriate. In the absence of any such apportionment, the fees and expense of the arbitrator will be borne equally by each party, and each party will bear the fees and expenses of its own attorney. The parties agree that this clause has been included to rapidly and inexpensively resolve any disputes between them with respect to this Agreement, and that this clause shall be grounds for dismissal of any court action commenced by either party with respect to this Agreement, other than post-arbitration actions seeking to enforce an arbitration award and actions seeking equitable, injunctive or other similar relief.

      11.2  Relationship of Parties.  It is understood and agreed that the
            -----------------------
relationship of the parties created under this Agreement is that of independent contracting parties, and no partnership, joint venture, agency or other relationship is intended or created hereby, nor shall either party nor any of it affiliates, employees or representatives be construed to be an affiliate, employee, agent or representative of the other party hereto. Except as otherwise expressly set forth in this Agreement - and in particular without prejudice for the "non competition" obligations binding Cyberfast's management and the Controlling Stockholders - the parties hereto acknowledge and agree that each party hereto shall be free to enter into any contractual, business or other relationship(s) with any person with respect to any area of business.

      11.3  Expenses.  Except as otherwise expressly set forth in this
            --------
Agreement, all costs and expenses, including all fees and expenses of attorneys, accountants and other advisers, incurred in connection with this Agreement or any matters related hereto, shall be paid by the party incurring such costs and expenses.

     11.4   Governing Law and Jurisdiction.  This Agreement shall be governed
            -------------------------------
by, and construed in accordance with, the laws of New York. The parties hereto hereby consent and submit to the exclusive jurisdiction of New York with respect to any suit, action or proceeding arising out of or in connection with this Agreement. The parties further agree that, notwithstanding any contrary provision of law, process will be sufficient and effective if and only if served in accordance with the notice provisions set forth in Section 12.5 hereof.

     11.5   Notices.  For the purposes of this Agreement, all notices,
            -------
requests, demands and other communications to be given hereunder shall be given by hand or by overnight delivery service or by registered mail; and by telecopy. Any notice delivered by hand shall become effective when received (which may be established, without limitation, by the sender by receipt of written confirmation of delivery signed by a person who is or purports to be an employee of the receiving entity). Any notice delivered by overnight delivery service or by registered mail shall become effective on the date of receipt (which may be established, without limitation, by reference to evidence of delivery provided by the overnight delivery service). Any such notice shall be addressed expressly to the attention of the officer or individual named below for each party and shall be addressed as follows:

If to Cyberfast:
          Cyberfast Systems, Inc.
          777 Yamato Road, Suite 105
          Boca Raton, Florida 33431
          Attention: Mr. Edward Stackpole
          Fax  561-995-6256

          Copy to:
          .  Theresa Mehringer
               Smith McCullogh, P.C.
               Regency Plaza one
               4643 South Ulster St. - Suite 900
               DENVER, Colorado
               Fax 303-221-6001

If to the Controlling Shareholders:
          Ed Stackpole
          Itir Stackpole
          1006 Grand Court
          Highland Beach, Fla. 33487
          Fax 561 361 8830

          Copy to:
          Theresa Mehringer (as above)

If to FATA:
          FATA GROUP SpA
          Strada Statale n. 24, km. 12
          10044 PIANEZZA (TO), Italy
          Fax: 011 967 2673

          Attn: Rag Andrea Lombardi

          Copy to:

          Avv. Giuseppe Dell'Acqua
               Pavia e Ansaldo
               Via dell' Annunciata, 7
               20121 MILAN (Italy)
               Fax: 02-6551576

     11.6   Entire Agreement: Waivers; Amendments.  This Agreement, together
            -------------------------------------
with the schedules and Exhibits attached hereto, constitute the entire agreement between the parties as to the subject matter hereof, and shall supersede (with the only exception of the Confidentiality Agreement dated May 5, 2000 - to the extent that their provisions have not been clearly amended or derogated from by the provisions of this Agreement) all prior understandings, letters, agreements, contracts and other documents. No failure or delay by any party to exercise, and no course of dealing with respect to, any right of any such party regarding an obligation of any other party to this Agreement, shall operate as a waiver thereof, unless agreed to in writing by the parties in question. Any single or partial waiver by either party of any obligation of the other party under this Agreement shall constitute a waiver of such obligation only as specified in such waiver and shall not constitute a waiver of any other obligation; in addition, no single or partial exercise of any power or right shall preclude any party's other or further exercise or the exercise of any other power or right. This Agreement may not be amended, modified or supplemented, and no waivers of, consents to or departures from the provisions hereof may be given, without the prior written consent of the Company and FATA and/or any then current controlling stockholder(s) owning in the aggregate at least a 51% Share Ownership Interest.

     11.7   Construction: Headings.  The construction and interpretation of this
            ----------------------
Agreement shall not be strictly construed against the drafter. The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

     11.8   Successors; Assigns: Transferees.  The provisions of this Agreement
            --------------------------------
shall be binding upon and accrue to the benefit of the parties hereto and their respective heirs, permitted successors and permitted assigns and legal representatives. Unless specifically provided by this Agreement, neither this Agreement nor any right hereunder may be assigned, whether voluntarily or by operation of law, by either party hereto without the prior written consent of the other party hereto (which consent may not be unreasonably withheld); provided that no such consent shall be necessary for such an assignment, transfer or delegation by any party hereto to any of its Affiliates, so long as such assigning party remains liable with respect to its obligations hereunder and such Affiliate enters into a supplementary agreement.

     11.9   No Third Party Beneficiaries; Defaults.  Nothing in this Agreement
            --------------------------------------
is intended to confer any rights or remedies on any person or entity which is not a party to this Agreement. A default by any party to this Agreement in such party's compliance with any of the conditions or covenants hereof or performance of any of the obligations of such party hereunder shall not constitute a default by any other party.

     11.10  Severability.  The invalidity or unenforceability of any provision
            ------------
of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of this Agreement, including any such provision, in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

     11.11  Further Assurances.  Each party hereto or person or entity subject
            ------------------
hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party hereto or person or entity subject hereto may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

     11.12  Counterparts.  This Agreement may be executed in two or more
            ------------
counterparts, each of which shall be deemed an original but all of which shall constitute one and the same Agreement.

     11.13  Interpretation. The parties hereto agree that, whenever any matter
            --------------
is stated in this Agreement to be (a) to the "knowledge of the Company" or to the "best knowledge of the Company", such reference shall be deemed to include the knowledge of each of the officers and directors of the Company, in each case after reasonable inquiry by such persons as to such matter, and (b) "in the ordinary course of the Company's business" or any phrase of similar meaning, such reference shall be deemed to refer to the ordinary course of the Company's business, consistent with the normal business practices of companies in the same industry as the Company and, where applicable, entered into on an arm's length basis.

     11.14  Recapitalization. etc.  In the event that any capital stock or
            ---------------------
other securities are issued in respect of, in exchange for, or in substitution of, any shares of Capital Stock by reason of any reorganization, any recapitalization, reclassification, merger consolidation, spin-off, partial or complete liquidation, stock dividend, split-up, sale of assets, distribution to stockholders or combination of the shares of Capital Stock or any other change in the Company's capital structure, appropriate adjustments shall be made in the percentages specified herein.

IN WITNESS WHEREOF, the parties have caused their respective representatives to execute this agreement as of the date affixed above.


Cyberfast Systems, Inc.

                                        /s/ Edward J. Stackpole
________________________________________________________________________________
By:  Edward J. Stackpole
     Chairman/Chief Executive Officer


Controlling Shareholders
                                        /s/ Edward J. Stackpole
________________________________________________________________________________
Edward J. Stackpole

                                        /s/ Itir Stackpole
________________________________________________________________________________
Itir Stackpole


The FATA Group S.p.A.

                                        /s/ Ignacio Moncada
________________________________________________________________________________
By:  Ignacio Moncada
     Managing Director